Letter regarding unaudited financial information from the Independent Registered Public Accounting Firm

Zurich, May 8, 2013

Credit Suisse Group AG

Zurich, Switzerland

Re: Registration Statement No. 333-180300 and 333-101259

With respect to the subject registration statements, we acknowledge our awareness of the incorporation by reference therein of our report dated May 8, 2013 related to our review of interim financial information of Credit Suisse Group AG as of March 31, 2013 and 2012 and for the three-month periods ended March 31, 2013 and 2012.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG AG

Simon Ryder                        Anthony Anzevino

Licensed Audit Expert          Global Lead Partner